Investor Questions and Answers: June 14, 2024 We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a periodic basis. The following answers respond to selected questions primarily received through April 30, 2024. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response. If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address: Morningstar Inc. Investor Relations 22 W. Washington Chicago, IL 60602 Morningstar Direct 1. Why has growth in Morningstar Direct licenses stagnated? And why did U.S. licenses in particular decline in 2023? During 2023, we instituted a meaningful price increase for Morningstar Direct licenses. With the increase, some large asset managers (especially in the U.S.) reduced their licenses. This contributed to the slower growth in overall licenses you observe as well as the modest decline in US licenses over the year. Morningstar Direct licenses increased to 18,562 as of December 31, 2023 (+0.8% compared to Dec. 31, 2022), while US licenses declined to 9,072 (-1.8% compared to Dec. 31, 2022). Morningstar Direct license growth in the US and outside the US was positive in the first quarter of 2024 compared to December 2023, with total licenses increasing 0.6% to 18,680 as of March 31, 2024. Direct license counts do not tell the full story of how clients access our data and research. We’d note that several clients who reduced their Direct licenses also increased the scope of reporting and distribution licenses at renewal. This access is distinct from Morningstar Direct and allows licensed users to distribute Direct output (reports or data, depending on the license) internally and externally. Revenue from these licenses is included in Morningstar Data and Analytics but not in the Morningstar Direct product area, and grew nicely in 2023 and in the first quarter of 2024 compared to the prior-year periods. Combined Direct and Direct reporting revenue grew over and above price increases on a topline basis. Products for Advisors 2. Could you explain the difference between the Advisor Workstation sub-segment and the Morningstar Wealth segment, which both seem to cater to advisors?

For wealth managers and advisors, Morningstar offers a connected suite of tools spanning proposal creation, investment research, investment management, and retirement services built on Morningstar research designed to empower great advice and help drive success for advisory firms, their advisors, and the investors they serve. We serve financial advisors through multiple product offerings designed to create value for clients with personalized advice. These products include: - Morningstar Advisor Workstation in our Morningstar Data and Analytics segment; - products including Morningstar Office and Morningstar Managed Portfolios in the Morningstar Wealth segment; and - advisor managed accounts in our Morningstar Retirement segment. As you note, Morningstar Advisor Workstation and the product lineup from Morningstar Wealth both serve advisors, with a focus on different use cases. Morningstar Advisor Workstation is well suited to meet the needs of financial professionals at larger wealth firms, broker dealers, or wirehouses where the firm has built a robust, customized tech stack and requires a targeted Morningstar solution to support investment research, portfolio analytics, and proposal generation. Morningstar Advisor Workstation is not a trading/execution platform, and advisors using it typically implement their investment recommendations through a separately chosen managed account platform. Advisors using Advisor Workstation are heavy users of our data, research, and analytics. The Morningstar Wealth Platform, inclusive of Morningstar Office, has similar research and proposal capabilities as Advisor Workstation, but also includes a portfolio accounting system with back-office services and transactional performance reporting. This supports registered investment advisors and broker-dealer firms looking to license a more “all-in-one” solution that encompasses rebalancing, trading/clearing/custody, and performance reporting. Morningstar Wealth also offers Morningstar Managed Portfolios, an advisor service consisting of model portfolios designed for fee-based independent financial advisors. Morningstar Managed Portfolios is offered through the Morningstar Wealth Platform and as strategist models on third- party managed account platforms. Finally, in Morningstar Retirement, we offer advisor managed accounts through registered investment advisors and broker dealers who help employers select retirement accounts. Managed accounts is a robo-advice service that takes an individual’s unique profile and data to build an investment portfolio and savings strategy that is designed to help them achieve the best retirement outcome.

Segment Disclosures 3. At what scale would you separate Sustainalytics and Indexes into separate segments? It’s very difficult to estimate what the “Corporate and All Other” negative adjusted operating margin can trend towards given this represents these two segments and a broader cost center, could you please provide some more color here? We have five reportable segments, Morningstar Data and Analytics, PitchBook, Morningstar Wealth, Morningstar Credit, and Morningstar Retirement. Neither Morningstar Sustainalytics nor Morningstar Indexes individually meets the qualitative or quantitative segment reporting thresholds as per the accounting standards outlined in ASC 280, which include individually contributing more than 10% to either consolidated revenue or consolidated adjusted operating income. We continue to assess our reportable segments on an ongoing basis. As you note, Morningstar Sustainalytics and Morningstar Indexes are presented as part of Corporate and All Other, which is not a reportable segment. Corporate and All Other also includes unallocated corporate expenses that are not considered when segment performance is evaluated. We disclose Corporate and All Other expenses in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 10-Q and 10-K. These totaled $153.5 million in 2023 compared to $135.8 million in 2022 and $40.9 million in Q1 24 compared to $36.1 million in Q1 23. The remainder of Corporate and All Other’s contribution to consolidated adjusted operating income reflects the combined adjusted operating income/loss from Morningstar Sustainalytics and Morningstar Indexes. Margins 4. Can the group adjusted operating margin surpass 30% in the MT-LT? Given the cost reduction initiatives and the operating leverage in the business, we don’t see why it can’t but is that too optimistic? While we don’t provide margin targets, we have stated that we are focused on increasing margins to recent historical peaks and higher over time. We remain focused on sustainable growth and increasing revenue faster than expenses, while continuing to invest appropriately across the business to create value.